Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-40441, 33-55264, 33-84736, 333-1040, 333-31021, 333-82459, 333-66656, 333-105205, 333-112164, 333-126703, 333-135000, 333-161765, and 333-174305 on Form S-8 and Registration Nos. 333-650, 33-95896, and 333-87554 on Form S-4 of our reports dated February 22, 2013, relating to the consolidated financial statements and consolidated financial statement schedule of ManpowerGroup Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in or incorporated by reference in the Annual Report on Form 10-K of the Company for the year ended December 31, 2012.

\s\ Deloitte & Touche LLP

February 22, 2013
Milwaukee, Wisconsin